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                        MERIDIAN ADVISORS, INC.
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PUBLIC RELATIONS CONSULTING AGREEMENT

1 PARTIES INVOLVED AND THE PURPOSE OF COOPERATION

This Public Relations Consulting Agreement (the "Agreement") is by and between MERIDIAN ADVISORS, INC. ("Consultant") and PUBLIC COMPANY
MANAGEMENT CORPORATION (the "Company").

2 DUTIES

Consultant's sole duties are to provide consulting services to the Company according to this Agreement. Consultant will review and edit the Company's public relations material as are mutually deemed necessary and appropriate by both parties. Consultant will also advise the Company on various public relations related matters, and provide feedback to the Company's existing or future public relations or investor relations activities. Consultant does not provide any legal advise, and it is the Company's responsibility to clear any contemplated public relations activities with its attorneys prior to engaging in them.

3 LIABILITY

Consultant is not involved in the public distribution of the documents it edits. Therefore, Consultant shall not assume any liability or responsibility for the use of material it edits. The Company hereby agrees to indemnify the Consultant against any action, suit, claim or proceeding, whether civil, criminal or administrative, and against any fine, cost, levy, expense, judgment or award arising there from (collectively a "Claim"), in which the Consultant may be involved (whether as a witness or a party) as a result of statement made or document distributed by the Company, which contains any false or misleading statement or omission of material fact or which, other than through gross negligence of Consultant or due to violations of any statute, rule or order of any statement, document, fact other than due to information provided to Consultant by the Company or its designee.

4 VALIDITY OF THE AGREEMENT

This effective date of this Agreement is April 1, 2005. This Agreement shall be valid for six (6) months. This Agreement can be mutually cancelled at any time, by either party due to a breach of contract only, by sending a written notice to the other party.

5 COMPENSATION

For the above services, Consultant will be compensated by the Company in the amount of three hundred thousand restricted shares of the company's common stock. The Company agrees to issue stock to the Consultant in certificate form, no later than 4/10/2005. The Company also agrees that it will assist the Consultant with the removal of the restrictive legend on the abovementioned stock in a timely manner and will do nothing to impede the removal of that legend once the one-year holding period has expired on 4/10/2006.

6 INTERPRETATION AND JURISDICTION

This Agreement shall fall under the jurisdiction of and be construed by and interpreted in accordance with the laws of the State of Texas, without regard to principles of conflict of law. The headings given to the paragraphs of this Agreement are for the convenience of the parties only and are not to be used in any interpretation of this Agreement.

7 NON-DISCLOSURE

The parties to this Agreement hereby agree that the information which each imparts to the other shall remain the sole property of the revealing party, including but not limited to technology, trade secrets, financial information, identification of business and marketing methods, sales and promotion packages, and all information contained in each party's memoranda or business plans. In recognition of such rights, it is agreed that each party will keep all information revealed to it by the other party in the strictest confidence and shall treat such information as secret, divulging none of such information to any party whatsoever, for any purpose other than those outlined in this Agreement, without the express permission of the revealing party.

8 NOTICES

All reports, communications, requests, demands or notices required by or permitted under this Agreement shall be in writing and shall be deemed to be duly given on the date same is sent and acknowledged via hand delivery, e-mail, facsimile or reputable overnight delivery service (with a copy simultaneously sent by registered mail), or, if mailed, five (5) days after mailing by certified or registered mail, return receipt requested, to the party concerned at the following address:


MERIDIAN ADVISORS, INC.              PUBLIC COMPANY MANAGEMENT CORPORATION

14090 SOUTHWEST FREEWAY, STE 300     5770 EL CAMINO ROAD
SUGAR LAND, TX 77478                 LAS VEGAS NEVADA 89118
TEL.: (281) 340-2019                 TEL. (702) 248-4798
FAX: (281) 265-0148                  FAX: (702) 920-8176


9 COUNTERPARTS

This Agreement may be executed in one or more counterparts and by facsimile, all of which taken together shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on April 1, 2005.

Meridian Advisors, Inc.          Public Company Management Corporation

by: /s/ Jukka Tolonen            by: /s/ Stephen Brock
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